Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
July 31, 2024	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Second Quarter 2024 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Six Months Ended June 30,		Three Months Ended June 30,

	2024	2023	2024	2023

Net Sales	$49,836,000	$55,822,000	$24,620,000	$25,835,000

Net Income attributable to Omega Flex, Inc.	$8,715,000	$10,298,000	$4,496,000	$4,556,000

Earnings Per Share – Basic and Diluted	$0.86	$1.02	$0.45	$0.45

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, CEO, announced that net sales of Omega Flex, Inc. (the “Company”) for the first six months of 2024 and 2023 were $49,836,000 and $55,822,000, respectively, decreasing $5,986,000 or 10.7%. Net Sales for the three months ended June 30, 2024 were 4.7% lower than for the second quarter of 2023. The decrease in net sales was mainly due to lower sales unit volumes as the overall market continued to be suppressed because of, among other factors, a decline in housing starts.

The Company’s net income for the first six months of 2024 was $8,715,000, compared to $10,298,000 for the first six months of 2023, decreasing $1,583,000 or 15.4%. Net income for the second quarter of 2024 was 1.3% below the same period in 2023. The decrease in net income is mainly due to the decrease in net sales and a related decrease in production, which resulted in lower absorption of factory labor and overhead costs. Factors partially offsetting the impact of the lower net sales and related decrease in production include lower raw material costs; lower executive incentive and stock based compensation; lower product liability reserves and expenses; lower marketing commissions and freight; lower provision for income taxes; and higher interest income.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this press release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.